UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015 (May 18, 2015)

MYOS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106 Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (973) 509-0444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 18, 2015, MYOS Corporation (the “Company”) entered into Warrant Exercise Agreements with certain holders of outstanding Series D warrants to purchase an aggregate of 190,609 shares of common stock in the Company (the “Agreements”). The Series D warrants were originally issued as part of an underwritten public offering by the Company that closed on November 21, 2014. Pursuant to the terms of the Agreements, the exercise price of the Series D warrants being exercised was reduced, immediately prior to their exercise, from $9.37 per share to $5.25 per share in exchange for the immediate cash exercise of such warrants. In addition, the Company agreed to (a) reduce the exercise price of its outstanding Series C warrants from $12.00 per share to $9.00 per share and (b) reduce the exercise price of its outstanding Series E warrants, which are exercisable only if the Series D warrants are exercised, from $15.00 per share to $9.00 per share.

The Company expects to receive aggregate gross proceeds of approximately $1.0 million from the cash exercises of the Series D warrants pursuant to the Agreements. In connection with the Agreements, the Company has agreed to pay Chardan Capital Markets, LLC (“Chardan”) a cash fee equal to seven percent of the aggregate gross proceeds raised from the cash exercises of the Series D warrants (provided, however, that Chardan will receive a cash fee equal to 3.5% of the aggregate gross proceeds from holders of the Series D warrants who were introduced to the Company by Brean Capital, LLC).

In addition, the board of directors of the Company approved the extension of the termination date of the Company’s outstanding Series D warrants from May 18, 2015 to May 21, 2015. Any and all Series D warrants properly exercised at $5.25 per share, in accordance with the terms of the Series D warrants, by May 21, 2015, will be accepted by the Company. Except for the changes set forth above, the terms of the Company’s outstanding warrants remain unchanged.

The foregoing description of the Agreements is qualified in its entirety by reference to the complete text of such agreement filed hereto as Exhibit 4.1.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant Exercise Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOS CORPORATION

Dated: May 19, 2015
/s/ Joseph C. DosSantos
Name: Joseph C. DosSantos
Title: Chief Financial Officer